Exhibit 99.1

Contact:	Mary A. Chaput
Executive Vice President and
Chief Financial Officer
615-614-4486

HEALTHWAYS ANNOUNCES PROPOSED SETTLEMENT OF A 15-YEAR OLD

QUI TAM LAWSUIT RELATED TO FORMER DTCA BUSINESS

NASHVILLE, Tenn. (March 13, 2009) – Healthways, Inc. (NASDAQ: HWAY) today announced a proposed settlement of a qui tam lawsuit – filed in 1994 by a former employee on behalf of the United States government – related to the Company’s former Diabetes Treatment Center of America (DTCA) business. As part of the proposed settlement, Healthways has incurred a charge in the first quarter of 2009 of approximately $40 million, which includes a $28 million payment to the government and an estimated $12 million for other costs and fees related to the settlement, including the legal costs and expenses of the plaintiff’s attorneys. Healthways and the plaintiff have agreed to the $28 million settlement, which, although the government did not intervene in the lawsuit, must still be approved by the United States Department of Justice (DOJ).

Commenting on the settlement, Ben R. Leedle, Jr., chief executive officer of Healthways, said, “The settlement of this 1994 lawsuit, which neither relates to nor affects our current operations, will put this prolonged, 15-year litigation firmly behind us. This settlement is not an admission of any wrongdoing. We continue to believe that we conducted our DTCA business in full compliance with applicable law but ultimately concluded that the proposed settlement is in the best interests of the Company and its shareholders. By reaching a settlement at this time, we will avoid the significant legal expenses, as well as the management distraction and inherent uncertainty associated with protracted litigation and trial.”

Healthways expects that the $40 million charge will result in a $0.73 impact on earnings per diluted share in the first quarter of 2009. As specifically discussed in its February 5, 2009 press release and earnings call, the Company’s earnings guidance for 2009 did not include costs associated with either this lawsuit going to trial or any potential settlement. Other than the impact of the settlement discussed above, the Company is not making any changes to its previously announced guidance.

Leedle concluded, “Even after payment of the $40 million related to the settlement, the timing of which will follow approval by the DOJ, we still expect to generate cash flows from operations in a range of $50-$70 million for 2009. In connection with the settlement, we have amended our credit facility to expressly exclude the impact of this $40 million charge from our EBITDA for purposes of covenant calculations. We expect that our debt to EBITDA ratio, as calculated under our credit agreement, at the end of fiscal 2009 will be in the range of 2.0 – 2.2. As of February 28, 2009, cash and availability under our credit facility totaled approximately $315 million. Our balance sheet remains strong and affords us the opportunity to continue to address the growing need for health, wellness, prevention and disease support solutions worldwide.”

- MORE -

HWAY Announces Proposed Settlement of Lawsuit

March 13, 2009

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations and involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that certain factors may affect these forward-looking statements, including those described in Healthways’ Annual Report on Form 10-K for the fiscal year ended August 31, 2008 and Healthways’ Transition Report on Form 10-Q for the period ended December 31, 2008. The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs. Healthways' solutions are designed to help healthy individuals stay healthy, mitigate and slow the progression of disease associated with family or lifestyle risk factors and promote the best possible health for those already affected by disease. Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited complementary and alternative Health Provider Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system. For more information, please visit www.healthways.com.

- END -